Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Origin Agritech Limited

No. 21 Sheng Ming Yuan Road

Changping District

Beijing 102206

China

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 of our report dated June 3, 2019, relating to the 2018 consolidated financial statements of Origin Agritech Limited and its subsidiaries and variable interest entities (the “Company”), appearing in the Company’s Annual Report on Form 20-F for the year ended September 30, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

Shenzhen, The People’s Republic of China

May 17, 2021